Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE announces PRELIMINARY financial RESULTS for 2015 and 2016 guidance

Fourth Quarter Net Sales Growth and 260 Basis Point Gross Margin Expansion Reflect Steady Progress towards Core Business Improvement and Long-Term Success

Kona Brewing Continues Double-Digit Growth, with Depletions Increasing by 27% for the Fourth Quarter

Portland, Ore. (February 4, 2016) - Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), a leading craft brewing company, today announced preliminary financial results for the fourth quarter and full year ended December 31, 2015. The results demonstrate CBA’s continued focus on delivering sustainable topline growth despite increasing market complexities, while driving gross margin expansion for long-term shareholder value. The Company also shared high-level guidance for continued growth and core business improvement in 2016.

CBA reported solid net sales growth of $1.8 million for the fourth quarter, an increase of 4% over the fourth quarter in 2014, in spite of increased competition and flat shipment volume. Gross profit for the fourth quarter increased by 13% to $15.5 million, and gross margin expanded by 260 basis points to 31.4%, reflecting improved pricing and material costs compared to the same period last year. Selling, general and administrative expense (“SG&A”) for the fourth quarter increased by $1.0 million to $13.2 million, primarily due to increased headcount and higher-than-average employee benefits costs.

Select preliminary results for the fourth quarter 2015:

•	Net sales grew 4% while beer shipments were flat in the fourth quarter, reflecting higher net revenue per barrel, primarily due to favorable pricing and package mix.

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Overall, depletions declined 1% from the fourth quarter of 2014, while depletions for Kona Brewing, as the cornerstone of our portfolio, increased by 27% in the fourth quarter and continued to outpace the growth of the overall craft market.

•	Gross margin increased by 260 basis points to 31.4% in the fourth quarter, compared to the same period last year, reflecting improvements in pricing and lower material costs per barrel.

•	SG&A for the fourth quarter was $13.2 million, a 9% increase over the fourth quarter of 2014, as a result of increased headcount and higher-than-anticipated employee benefits costs.

•	Diluted net income per share increased to $0.07 for the fourth quarter, compared to $0.04 for the fourth quarter of 2014.

Select preliminary, unaudited results for the full year 2015:

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Net sales increased 2% over the prior year, which reflects net pricing increases, a favorable shift in package mix and increased sales at our pubs. Shipments declined 1% in 2015 from 2014, while Kona saw shipments increase by 17% for the year.

Craft Brew Alliance Announces Preliminary Financial Results for 2015 and 2016 Guidance

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Across CBA’s portfolio, depletions were flat for the year, compared to growth of 7% in 2014, reflecting strong growth from Kona Brewing, Omission Beer, and Square Mile Cider, offset by declines for Redhook Brewery, Resignation Brewery, and Widmer Brothers Brewing.

•	Gross margin expanded by 110 basis points to 30.5% in 2015, compared to 29.4% in 2014, which highlights our continued progress in driving core business health.

•	SG&A grew by $4.9 million to $57.9 million, which is 28% of net sales, or an increase of 190 basis points over 2014.

•	Diluted net income per share declined to $0.12 compared to $0.16 in 2014.

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Capital expenditures were approximately $15.7 million, compared to $15.8 million in 2014, and primarily represent capacity and efficiency improvements, quality initiatives, and restaurant and retail enhancements.

“Our preliminary results for 2015 reflect strong momentum in the second half of the year, underscoring continued forward progress despite an increasingly competitive and fast-changing market,” said Andy Thomas, chief executive officer, CBA. “Our ability to remain focused and deliver increased gross profit, robust gross margin expansion, and a sixth consecutive year of double-digit growth for Kona are nothing short of remarkable in today’s challenging climate. As we look to 2016, we are emboldened by our steady progress in 2015 and excited to continue advancing our strategy through evolving our brewery footprint, continuing to invest in our brands, and our partner brands, in their home markets, and accelerating our focus on international.”

Anticipated financial highlights for 2016:

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Shipment growth between 1% and 2%, which reflects a planned decrease in shipments during the first quarter due to a temporary closure of our largest-volume brewery in Portland as we complete several key expansion initiatives.

•	Average price increase of 1% to 2%.

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Gross margin rate of 31.0% to 32.5%. [Note: Gross margin on our owned business, which includes beer related and pubs, is expected to be higher on a rate basis but be negatively impacted by contract brewing and alternating proprietorship volume.] Through steady progress to optimize our brewing locations and improve capacity utilization and efficiency, we continue to be confident in our gross margin expansion target of 35% in 2017.

•	SG&A ranging from $58 million to $59 million as we leverage investments made in prior years, which will be offset by rising costs, particularly employee benefits expenses.

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Capital expenditures of approximately $19 million to $23 million in 2016, previously guided at $17 million to $21 million, as we continue to make investments in capacity and efficiency improvements; quality, safety and sustainability initiatives; and restaurant and retail. The increase in expected expenditures reflects the lower spend in 2015 on active projects than initially anticipated.

Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including shipments and sales growth, price increases, and gross margin rate improvement, the level or effect of SG&A and business development, anticipated capital spending, and the benefits or improvements to be realized from strategic initiatives and capital projects, are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2014. Copies of these documents

Craft Brew Alliance Announces Preliminary Financial Results for 2015 and 2016 Guidance

may be found on the Company’s website, www.craftbrew.com, or obtained by contacting the Company or the SEC.

About Craft Brew Alliance
CBA is a leading craft brewing company, which brews, brands and markets some of the world’s most respected and best-loved American craft beers.

We are home to three of the earliest pioneers in craft beer: Redhook Ale Brewery, Washington’s largest craft brewery founded in 1981; Widmer Brothers Brewing, Oregon’s largest craft brewery founded in 1984; and Kona Brewing Company, Hawaii’s oldest and largest craft brewery founded in 1994. As part of Craft Brew Alliance, these craft brewing legends have expanded their reach across the U.S. and more than 15 international markets.

In addition to growing and nurturing distinctive brands rooted in local heritage, Craft Brew Alliance is committed to developing innovative new category leaders, such as Omission Beer, which is the #1 beer in the gluten free beer segment, and Square Mile Cider, a tribute to the early American settlers who purchased the first plots of land in the Pacific Northwest.

Publicly traded on NASDAQ under the ticker symbol BREW, Craft Brew Alliance is headquartered in Portland, OR and operates five breweries and five pub restaurants across the U.S. For more information about CBA and its brands, please visit www.craftbrew.com.

Media Contact: Jenny McLean Craft Brew Alliance, Inc. (503) 331-7248	Investor Contact: Edwin Smith Craft Brew Alliance, Inc. (503) 972-7884
jenny.mclean@craftbrew.com	ed.smith@craftbrew.com